Exhibit (d)(4)

POLYCOM, INC. 1996 STOCK INCENTIVE PLAN

SUB-PLAN FOR ISRAELI EMPLOYEES IN CONNECTION WITH SECTION 102 FROM
AND AFTER JANUARY 1, 2003

1.     Purpose.  The Polycom, Inc. Sub-Plan For Israeli Employees in Connection With Section 102 of the Israeli Tax Ordinance From and After January 1, 2003 (the “Plan”) is intended to (i) provide a method whereby Employees who are Israeli residents for tax purposes (including officers and directors who are Employees) of Polycom, Inc. (the “Company”) may be offered an opportunity to acquire shares of the Company’s common stock (“Common Stock”). Accordingly, the Company may, from time to time, grant stock options (“Options”) or enter into restricted stock purchase agreements (“Restricted Stock Purchase Agreements”) to purchase shares of the Company’s Common Stock on the terms and conditions hereinafter established, to such Employees as may be selected in the manner hereinafter provided.  Options or Restricted Stock Purchase Agreements and the Shares issuable thereunder shall be held in escrow for the benefit of such Employees by or in the name of an escrow agent approved for such purposes by the Israel Tax Authority (the “Escrow Agent”). Restricted Stock Purchase Agreements shall be referred to as “Purchase Agreement(s)” and the Shares acquired pursuant to a Purchase Agreement shall be referred to as “Purchased Shares”. Except as otherwise indicated, defined terms shall have the same meaning as those set forth in the Polycom, Inc. 1996 Stock Incentive Plan (the “U.S. Plan”).

2.     Section 102 of the Income Tax Ordinance

(a)   The provisions of Section 102 of the Israel Income Tax Ordinance (New Version) 1961, as amended by the Law Amending the Income Tax Ordinance (Number 132) 2002, effective January 1, 2003 (the “Ordinance”), and the Income Tax Rules (Tax benefits in Stock Issuance to Employees) 5763-2003 (the “Rules”), shall be applied to the Plan, the Options and the Purchased Shares.  The Escrow Agent and each Employee participating in this Plan shall comply with the Ordinance and the Rules and with the Escrow Agreement entered into between the Company and the Escrow Agent.

(b)   Options granted pursuant to Section 102 of the Ordinance shall be granted pursuant to either (i) Section 102(b)(2) thereof as capital gains track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as a capital gain (“102 Capital Gains Track Options”), or (ii) Section 102(b)(1) thereof as ordinary income track options, pursuant to which income resulting from the sale of Shares derived from such Options is taxed as ordinary income (“102 Ordinary Income Track Options”; together with 102 Capital Gains Track Options, “102 Trustee Options”).  The Company may grant only one type of 102 Trustee Option at any given time pursuant to this Plan, and shall file an election with the Israeli Tax Authorities regarding the type of 102 Trustee Option it chooses to grant (the “Election”).  Once the Company has filed such Election, it may change the type of 102 Trustee Option that it chooses to grant only after the passage of at least 12 months from the end of the year in which the first grant was made in accordance with the previous Election. Until the Election is changed, all 102 Trustee Options shall be issued either as 102 Capital Gain Stock Options or as 102 Ordinary Income Stock Options.

(c)   The Option, the Shares issued upon exercise of the Option or the Purchased Shares, as the case may be, shall be held by the Escrow Agent for the period prescribed in the Ordinance and Rules (the “Restricted Holding Period”).  With respect to 102 Capital Gains Track Options, the Restricted Holding Period shall be two years from the end of the tax year in which the Option was granted. With respect to 102 Ordinary Income Track Options, the Restricted Holding Period shall be one year from the end of the tax year in which the Option was granted. After the Restricted Holding Period and subject to any further period under Sections 6(f) and (g), the Escrow Agent may release the Options or Purchased Shares to the Employee only after (i) the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the Employee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (ii) the Escrow Agent withholds any applicable tax due pursuant to the  Ordinance and Rules.

(d)   The Escrow Agent shall not release any Options, Shares issued upon exercise of Options or Purchased Shares, as the case may be, prior to the full payment of the Optionee’s tax liabilities.  During the Restricted Holding Period, the Optionee may neither require the Escrow Agent to release the Options, Shares or Purchased Shares to him, nor may he require the Escrow Agent to sell the Options,  Shares or Purchased Shares to a third party.

(e)   In the event a share dividend (bonus shares) is declared on Shares acquired pursuant to an Option or Purchased Shares, such dividend shares shall be subject to the provisions of Sections 2 and 6 and the Restricted Holding Period for such dividend shares shall be measured from the commencement of the holding period for the Option or Purchased Shares from which the dividend was declared.

(f)    Upon receipt of the Option, the Optionee will sign an undertaking to release the Escrow Agent from any liability in respect of any action or decision duly taken and bona fide executed in relation with this Plan, or any Option, Share or Purchased Share granted to him hereunder. In addition, the Optionee will execute any and all documents which the Company or the Escrow Agent may reasonably determine to be necessary in order to comply with the Ordinance and, particularly, the Rules.

3.     Administration.

(a)   The Primary Committee shall have sole and exclusive authority to administer  Options and Purchase Agreements with respect to Section 16 Insiders.

(b)   Administration of the Options and Purchase Agreements with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the

Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. The members of the Secondary Committee may be Board members who are also Employees.

(c)   Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

(d)   Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority to establish such rules and regulations as it may deem appropriate for proper administration of  Options and Purchase Agreements and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding Options or Purchase Agreements thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in Options or Purchase Agreements.

(e)   Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Options or Purchase Agreements under the Plan.

(f)    The Board of Directors may, at any time, amend, alter, suspend or terminate the Plan; provided, however, that any such action shall not impair any Options or Purchase Agreements theretofore granted under the Plan.

(g)   Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority (subject to the provisions of the Plan) to determine, (i) which Employees are to receive Options, the time or times when such Options are to be made, the number of shares to be covered by each such Option, the time or times at which each Option is to become exercisable, the vesting schedule (if any) applicable to the Option and the maximum term for which the Option is to remain outstanding and (ii) with respect to Purchase Agreements, which Employees are to receive Purchase Agreements, the time or times when such Purchase Agreements are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid for such shares.

The Plan Administrator shall have the absolute discretion either to grant Options  or Purchase Agreements.

4.     Participants.  Purchase Agreements may be entered into and Options may be granted under the Plan for the benefit of Employees of the Company (including Employees who are also directors or officers of the Company) directors and officers; provided, however, that Options may not be granted pursuant to Section 102 of the Ordinance to Employees, directors or officers who are “controlling shareholders” as defined in the Ordinance.

Receipt of Options or Purchased Shares under any other stock option plan maintained by the Company shall not, for that reason, preclude an Employee from receiving Options or Purchased Shares under the Plan, provided however, that no Employee shall be granted an Option or Purchase Agreement if prior to the grant or as a result of the exercise of the Option or acquisition of Purchased Shares, such Employee holds or would hold, directly or indirectly in his name or with a relative as defined in the Ordinance (i) 10% of the outstanding shares of the Company, (ii) 10% of the voting power of the Company, (iii) the right to hold or purchase 10% of the outstanding equity or voting power, (iv) the right to obtain 10% of the “profit” of the Company as defined in the Ordinance, or (v) the right to appoint a director of the Company.

5.     Shares of Common Stock reserved under the Plan.  The shares issuable under this Plan shall come from either the pool of shares reserved for issuance under the US Plan, in accordance with Article I, Section VA of such US Plan or the shares reserved for issuance under the 2001 Nonstatutory Stock Option Plan.

(a)   No one person participating in the Plan may receive Options and Purchase Agreements for more than 600,000 shares of Common Stock in the aggregate per calendar year.

(b)   Shares of Common Stock subject to outstanding Options shall be available for subsequent issuance under the Plan to the extent (i) the Options expire or terminate for any reason prior to exercise in full or (ii) the Options are canceled. In addition, any unvested Shares issued under the Plan and subsequently repurchased by the Corporation, at the Option exercise or direct issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan, shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent Option grants or Repurchase Agreements under the Plan. However, should the exercise price of an Option under the Plan (including any option incorporated from the Predecessor Plan) be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an Option or Purchase Agreements under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised or which vest under the Purchase Agreements, and not by the net number of shares of Common Stock issued to the holder of such Option or Purchase Agreements.

(c)   Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Options, and Purchase Agreements per calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding Option or Purchase Agreement (including any option incorporated from the Predecessor Plan) in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

(d)   Purchased Shares will be issued to the Escrow Agent for the benefit of the Employee who shall have only such rights of a shareholder as are set forth in the Purchase Agreement therefor.  Shares issued under Options during the Restricted Holding Period will be issued to the Escrow Agent for the benefit of the Employee who shall have such rights of a shareholder as are set forth in the Option Agreement therefor.

(e)   In the event the Employee’s rights do not vest in the Purchased Shares or Shares issued under Options and are reacquired by the Escrow Agent as trustee on behalf of the Company, such shares may be reissued under the Plan and, pending reissuance, the Escrow Agent shall vote the shares in accordance with the directions of the Board of Directors.

(f)    The Escrow Agent shall vote the Purchased Shares in accordance with the directions of the Board of Directors until such time as the Employee’s interest in such shares vests pursuant to paragraph 6(g) hereunder.  The Escrow Agent will have no rights to equity participation as to Common Stock held in escrow except as otherwise specified by the Board of Directors.

6.     Terms and Conditions of Options and Purchase Agreements.  Options and Purchase Agreements granted pursuant to the Plan shall be in such form and on such terms as the Board of Directors shall, from time to time, approve, but subject, nevertheless, to the following terms and conditions:

(a)   The Option or Purchase Agreement shall state the total number of shares of  Common Stock to which it relates and no fractional shares shall be issued.

(b)   The purchase price or option exercise price per share of Common Stock issuable upon execution of the Purchase Agreement or upon the exercise of an Option, as the case may be, shall be such amount as may be determined by the Board of Directors or the Committee and such price shall be set forth in the Purchase Agreement or Option Agreement, as the case may be, between the Company and the Employee.

(c)   Notwithstanding any other provision of the Plan, the term of an Option shall be for a period of not more than seven (7) years from the date such Option is granted.

(d)   A Purchase Agreement or an Option must be granted within ten (10) years of the date the Plan is adopted.

(e)   Notwithstanding any other provisions of the Plan, the Escrow Agent shall hold the Purchased Shares or the Option, as the case may be, in favor of an Employee or his successors or heirs during the Restricted Holding Period or such longer period as may be required for the full exercise of the Option or vesting of rights in the Purchased Shares as provided under the Option Agreement or Purchase Agreement, as the case may be.

(f)    Subject to subparagraph (e), the Option shall state the time or times at which it may be exercised in whole or in part (but in no event earlier than the end of the Restricted Holding Period) and such terms shall be incorporated into and be made a part of the Option Agreement between the Company and the Employee.

(g)   Subject to subparagraph (e), Purchased Shares acquired pursuant to a Purchase Agreement under the Plan shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated, except as provided in this Plan and restrictions against disposition shall lapse and the Employee’s interest therein shall vest as the Board of Directors shall determine; such terms shall be incorporated into and made part of the Purchase Agreement between the Company and the Employee.

(i)    Purchased Shares shall be issued to the Escrow Agent for the benefit of the Employee until such time as the Employee acquires a vested interest in accordance with this section.  Shares as to which the restrictions against disposition have lapsed and the Employee’s rights have vested shall be referred to as “free shares”.

(ii)   Subject to the Ordinance, the Rules and subparagraph (e) above, Purchased Shares which have been held by the Escrow Agent for the Restricted Holding Period required by Section 102 of the Ordinance but which have not as of the date of termination of employment, become free shares as defined above, shall not be subject to any further right or interest of the Employee but shall be held by the Escrow Agent for the benefit of the Company for future disposition under the Plan, subject to payment of the original acquisition price to the Employee.  Within sixty (60) days following the lapse of the Employee’s right to acquire a vested interest, the Company shall direct the Escrow Agent to compensate the Employee (at the original acquisition price) for such number of shares as the Company determines and shall, subject to the Ordinance and Rules, direct the Escrow Agent to release to the Employee any shares for which no payment has been directed.  Nothing in this paragraph 7g(ii) shall require the Company to direct payment for shares issued to Employees under the Plan.

(h)           The provisions of this Paragraph 7 and the provisions of any Option Agreement or Purchase Agreement between the Company and an Employee relating to the time of exercise, the restrictions against disposition and the vesting of the Employee’s interest shall be applied according to their terms or according to such other terms and conditions, or at such other time and dates, as the Board of Directors or the Committee may from time to time establish.

(i)            Unless otherwise expressly provided in an Option Agreement or Purchase Agreement, as the case may be, the Employee shall have no rights of a stockholder with respect to shares of Common Stock to be acquired by the purchase or exercise of the Option until a certificate or certificates representing such shares are issued to him or the Escrow Agent for his benefit as the case may be, and the Shares of Common Stock are free shares.  Upon issuance of a certificate or certificates, Employee shall have the rights of a holder of shares of the Company’s Common Stock.

7.     Termination of Employment.  (a)  Subject to paragraph 2(e) of the Plan, the terms and conditions of the Section 102 of the Ordinance and the Rules, the Option Agreement may provide that:

(i)    if the Employee to whom an Option or Purchase Agreement has been granted (the “holder”) ceases to be employed by the Company as a result of his disability or his retirement with the consent of the Company, then any Options or Purchase Agreements that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options or Purchase Agreements are exercisable as of such time, may be exercised by him within two (2) years after the date of disability or one (1) year after the date of retirement with the consent of the Company (as determined by the Board of Directors), respectively;

(ii)   if the holder of an Option or Purchase Agreement ceases to be employed by the Company as a result of his dismissal without “cause” (as determined by the Board of Directors of the Company in its sole discretion) or his voluntary resignation, then any Options or Purchase Agreements that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options or Purchase Agreements are exercisable as of such time, may be exercised by him within three (3) months after the date he ceases to be employed by the Company;

(iii)  if the holder of an Option or Purchase Agreement ceases to be employed by the Company as a result of his dismissal for “cause” (as determined by the Board of Directors of the Company in its sole discretion), the Option Agreement or Purchase Agreement may provide for the termination of any Options or Purchase Agreements granted to such Employee or allow him to exercise any Options or Purchase Agreements that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options or Purchase Agreements are exercisable as of such time, within thirty (30) days after the date he ceases to be employed by the Company.

8.     Death.  Subject to the provisions of the Ordinance and Rules, the Option Agreement or Purchase Agreement may provide that if a holder of an Option  or Purchase Right shall die while in the employ of the Company, his estate, personal representative or beneficiary shall have the right to exercise the entire Option or Purchase Right granted to the optionholder pursuant to the Plan at any time within two (2) years from the date of his death (or within such shorter period as may be specified by the Company in the Option Agreement or Purchase Agreement), in respect of the total number of shares as to which he would have been entitled to exercise an Option or Purchase Agreement at the date of his death.

9.     Corporate Transaction.

(a)   In the event of any Corporate Transaction, each Option  shall automatically accelerate so that each such Option  shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock at the time subject to such Option  and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding Option  shall not so accelerate if and to the extent: (i) such Option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof) or (ii) such Option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such Option.

(b)   All outstanding Purchase Agreements shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction.

(c)   The Plan Administrator shall have the discretion, exercisable either at the time the Option  is granted or at any time while the Option remains outstanding, to provide for the automatic acceleration of one or more outstanding Options (and the automatic termination of one or more outstanding repurchase rights with the immediate vesting of the shares of Common Stock subject to those rights) upon the occurrence of a Corporate Transaction, whether or not those Options are to be assumed (or those repurchase rights are to be assigned) in the Corporate Transaction.

(d)   Immediately following the consummation of the Corporate Transaction, all outstanding Options and Purchase Agreements shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

(e)   Each Option or Purchase Agreement which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee or holder of a Purchase Agreement upon consummation of such Corporate Transaction had the Option or Purchase Agreement been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan following the consummation of such Corporate Transaction, (ii) the exercise price payable per share under each outstanding Option or Purchase Agreement, provided the aggregate exercise price payable for such securities shall remain the same and (iii) the maximum number and/or class of securities for which any one person may be granted stock Options or Purchase Agreements.

(f)    The Plan Administrator shall have full power and authority to grant Options which will automatically accelerate in whole or in part should the Optionee’s Service subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed twelve (12) months) following the effective date of any Corporate Transaction in which those Options are assumed or replaced and do not otherwise accelerate. Any Options so accelerated shall remain exercisable for fully-vested shares until the EARLIER of (i) the expiration of the Option Agreement term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that a Purchase Agreement shall become fully vested.

(g)   The Plan Administrator shall have full power and authority to grant Options which will automatically accelerate in whole or in part should the Optionee’s Service subsequently terminate by reason of an Involuntary Termination within a designated period (not to exceed twelve (12) months) following the effective date of any Change in Control. Each Option so accelerated shall remain exercisable for fully-vested shares until the EARLIER of (i) the expiration of the Option term or (ii) the expiration of the one (1)-year period measured from the effective date of the Involuntary Termination. In addition, the Plan Administrator may provide that a Purchase Agreement shall become  fully vested.

10.   Transferability. Options are not assignable or transferable, except by will or the laws of descent and distribution to the extent set forth in Paragraph 8 and, Options, during an optionholder’s lifetime, may be exercised only by him.

11.   Exercise of Options.  An optionholder electing to exercise an Option shall give written notice to the Company of such election and of the number of shares of Common Stock that he has elected to acquire.  An optionholder shall have no rights of a stockholder with respect to shares covered by the Option until after the date of issuance of a stock certificate to him upon partial or complete exercise of his Option and as may be otherwise set forth in the Option Agreement therefor.  A holder of Purchased Shares shall have such rights of a stockholder as are set forth in the Purchase Agreement therefor.

12.   Written Option and Purchase Agreement.  Purchase Agreements and Option Agreements shall be in writing, duly executed and delivered by or on behalf of the Company and the Employee, and shall contain such terms and conditions as the Committee deems advisable.  If there is any conflict between the terms and conditions of any Option Agreement or Purchase Agreement and of the Plan, the terms and conditions of the Plan shall control.

13.   Payment. The exercise price shall become immediately due upon exercise of  the Option or Purchase Agreement and shall, subject to the provisions of Section I of Article Five of the U.S. Plan and the documents evidencing the Option or Purchase Agreements, be payable in one or more of the forms specified below:

(a)   cash or check made payable to the Company,

(b)   shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(c)   a cashless exercise mechanism approved by the Company.

14.   Restrictions on Issuing Shares.  The exercise of each Option or issuance of Purchased Shares shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

15.   Term of Plan.

(a)   Unless sooner terminated by the Board, the Plan shall terminate ten (10) years after the Plan is adopted by the Board of Directors, and no Option or Purchase Agreement shall be granted pursuant to the Plan after that date.

(b)   The Board of Directors may, at any time and from time to time, terminate or amend the Plan in any respect, including changing its Election concerning the type of Option to be granted under Section 102 of the Ordinance from an Election to grant 102 Capital Gains Track Options to an Election to grant 102 Ordinary Income Track Options.  In no event may any action of the Company alter or impair the rights of an Optionee, without such Optionee’s consent, under any Option previously granted to such Optionee.

16.   Application of Funds.  The proceeds received by the Company from the sale of shares of Common Stock pursuant to Purchase Agreements or the exercise of Options granted under the Plan may be used for general corporate purposes.

17.   Obligation to Exercise Option.  The granting of an Option shall impose no obligation on the optionholder to exercise such option.

18.   Continuance of Employment.  Neither the Plan nor any Purchase Agreement or Option Agreement shall impose any obligation on the Company to continue the employment of any optionholder or purchaser, and nothing in the Plan or in any Option or Purchase Agreement shall confer upon any holder any right to continue in the employ of the Company or conflict with the right of the Company to terminate such employment at any time.

19.   Effectiveness of the Plan.  The Plan shall become effective on the date of its adoption by the Board of Directors, but subject, nevertheless, to such approvals as may be required by any public authorities, including but not limited to the Israeli Income Tax Authority.

20.   Tax Consequences. Any tax consequences arising from the grant or exercise of any Option, from the acquisition of Purchased Shares or from any other event or act (of the Company or the optionholder) hereunder, shall be borne solely by the optionholder.  Except as otherwise required by law, the Company shall not be obligated to exercise any Options on behalf of an optionholder until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.  The Company or any of its Subsidiaries may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee, and/or (ii) requiring an Optionee to pay to the Company or any of its Subsidiaries the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any shares.

POLYCOM, INC.

STOCK OPTION AGREEMENT

PURSUANT TO THE CAPITAL GAINS TRACK OF SECTION 102

Made as of the [    ] day of [          ], 2003

BETWEEN

POLYCOM, INC.,

AND

<<Employee>>, an individual resident of Israel whose address is ____________________ (the “Optionee”);

W I T N E S S E T H

WHEREAS, the Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock  (the “Shares”), as hereinafter provided, to carry out the purpose of the Company’s Sub-Plan For Israeli Employees in Connection with Section 102 of the Israeli Tax Ordinance From and After January 1, 2003 (the “Plan”);

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto mutually covenant and agree as follows:

1.     Grant of Option

The Company has granted to the Optionee as of <<Date_of_Grant>> (the “Date of the Grant”) an option (the “Option”) to purchase all or any part of an aggregate of <<NO_of_shares_issueed>> shares of Common Stock  (such number being subject to adjustment as provided in Paragraph 8) on the terms and conditions hereinafter set forth.  Such Option shall be in the name of  Eliahu Lerner, as Escrow Agent.   The Option is granted as an Option pursuant to Section 102(b)(2) of the Ordinance; that is, the Capital Gains Track of Section 102.

(a)    Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan.

(b)           This grant is made subject to the terms and conditions of the Plan and this Option Agreement, as well as the terms and conditions of the Ordinance, the Rules and the Trust Agreement entered into between the Company and the Escrow Agent.

2.     Purchase Price

The purchase price of the Shares issuable upon exercise of the Option (“the Option Price”) shall be <<Excersise_Price>> US Dollars per share.  Payment shall be made in cash or by certified check in the manner prescribed in paragraph 7 hereof.

3.     Term of Option

The term of the Option shall be for a period of seven (7) years from the date hereof, subject to earlier termination as provided in paragraph 6.  This term may be modified by the applicable Committee, in its sole discretion, if circumstances so dictate.

The Optionee’s rights to purchase the Shares shall be exercisable over a period of four years from <<Commencement_of_Vesting>> (“Commencement Date”) in the following manner:  twenty-five percent (25%) of the Shares subject to the Option shall vest on the first anniversary of the Commencement Date, and (1/36) of the remainder of the Shares subject to the Option shall vest each month thereafter (on the same day of the month as the Commencement Date), subject to the individual’s remaining an Employee with the Company on such vesting dates.

Except as provided in paragraph 6, the Option may not be exercised unless, at the time the Option is exercised and at all times from the Commencement Date, the Optionee shall then be and shall have been, an employee of the Company.

4.     Issuance of Options and Restrictions on Disposition

(a)   The Options will be registered in the Company’s records in the name of the Escrow Agent as required by law to qualify under Section 102 of the Ordinance and the Rules.

(b)   The Escrow Agent will hold the Options or the shares to be issued upon exercise of the Options during the Restricted Holding Period. Shares acquired by Optionee pursuant to the exercise of the Option prior to the expiration of the applicable Restricted Holding Period under the Capital Gains Track of Section 102 of the Ordinance and the Rules are subject to restrictions on disposition as provided in the Plan, and such shares shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated until such restrictions lapse at the expiration of the Restricted Holding Period.  Upon the end of the Restricted Holding Period, the Optionee shall be entitled to (i) receive from the Escrow Agent all Options which have vested, (ii) exercise the Options and (iii) sell the Shares thereby obtained subject to the other terms and conditions of this Agreement and the Plan, including in particular provisions relating to the payment of tax, as set out below.

(c)   After the Restricted Holding Period ends, the Escrow Agent may release the Option to the Optionee only after (i) the receipt by the Escrow Agent of an acknowledgment from the Income Tax Authority that the Optionee has paid any applicable tax due pursuant to the Ordinance and the Rules, or (ii) the Escrow Agent withholds any applicable tax due pursuant to the Ordinance and Rules.  The Escrow Agent will transfer the Shares to the Optionee no earlier than the end of the Restricted Holding Period.

(d)   The Optionee acknowledges and agrees, as required by the Ordinance and the Rules, that in the event that bonus Options or Shares are issued by the Company in respect of the Options or Shares granted to him pursuant to this Stock Option Agreement, such bonus shares shall be transferred by the Company to the Escrow Agent, and the terms and provisions of the Ordinance and the Rules shall apply to the bonus shares, as shall the Escrow Agent’s undertakings under the Trust Agreement.

(e)   The Optionee hereby undertakes to release the Escrow Agent from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Plan, or any Option or share granted to him thereunder.

(f)    The Optionee hereby confirms that he shall execute any and all documents which the Company or the Escrow Agent may reasonably determine to be necessary in order to comply with the Ordinance and particularly the Rules.

(g)   In any registration of the Company’s shares, Optionee shall abide by a “lock-up” period of up to one hundred and eighty (180) days, if requested by the underwriter or the Company in such registration.

5.     Nontransferability

The Option shall not be transferable otherwise than by will or the laws of descent and distribution to the extent provided in paragraph 7 and the Option may be exercised, during the lifetime of the Optionee, only by him.  More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process.  Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and of the Plan, and the levy of any execution, attachment, or similar process upon the Option, shall be null and void and without effect; provided, however, that if the Optionee shall die while in the employ of the Company his estate, personal representative, or beneficiary shall have the right to exercise the Option to the extent provided in Paragraph 6.

6.     Termination of Option

(a)   Subject to paragraph 4 hereof and to the provisions of the Ordinance and Rules:

(i)    if the Optionee ceases to be employed by the Company as a result of his disability or his retirement with the consent of the Company, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within two (2) years after the date of disability or one (1) year after the date of retirement with the consent of the Company (as determined by the Committee), respectively;

(ii)   if the Optionee ceases to be employed by the Company as a result of his dismissal without cause or his voluntary resignation, then any Options that are exercisable by him at the time he ceases to be employed by the Company, and only to the extent such Options are exercisable as of such time, may be exercised by him within three (3) months after the date he ceases to be employed by the Company;

(iii)  if the Optionee ceases to be employed by the Company as a result of his dismissal for cause (as determined by the Company in its sole discretion), the Option shall terminate immediately, whether or not all or any portion is then exercisable.

(iv)  if the Optionee shall die while in the employ of the Company, his estate, personal representative or beneficiary shall have the right to exercise the entire Option granted to the option holder pursuant to the Plan at any time within two (2) years from the date of his death, in respect of the total number of shares as to which he would have been entitled to exercise an Option at the date of his death.

(b)   In the event of the institution of any legal proceedings directed to the validity of the Plan or the Option, the Company may, in its sole discretion, and without incurring any liability therefore to the Optionee, terminate the Option.

7.     Method of Exercising Option

(a)           Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its offices set forth above, and to the Escrow Agent.  Such notice shall state that the Option is being exercised thereby and the number of shares of Ordinary Shares in respect of which it is being exercised.  It shall be signed by the person or persons so exercising the Option and shall be accompanied by payment in full of the Option Price for such shares of Ordinary Shares in cash or by certified check.

(b)           The Company will notify the Escrow Agent of any exercise of Options as set forth in the Notice of Exercise.  If such notification is delivered during the Restricted Holding Period, the shares issued upon the exercise of the Options shall be issued in the name of the Escrow Agent, and held in trust on the Optionee’s behalf by the Escrow Agent.  In the event that such notification is delivered after the Restricted Holding Period ends, the shares issued upon the exercise of the Options shall, at the election of the Optionee, either (i) be issued in the name of the Escrow Agent, or (ii) be transferred to the Optionee directly, provided that the Optionee first complies with the provisions of Section 17 below.

(c)           In the event the Option shall be exercised by any person or persons other than the Optionee, pursuant to Paragraph 7, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

8.             Stockholder Rights

The Optionee shall have no rights of a stockholder with respect to Shares to be acquired by the exercise of the Option until a certificate or certificates representing such shares are issued to him or the Escrow Agent for his benefit, as the case may be.

9.             General

The Company shall at all times during the term of the Option reserve and keep available such number of  Shares as will be sufficient to satisfy the requirements of this Agreement, shall pay all withholding taxes, if any, with respect to the issuance of Ordinary Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and shall, from time to time, use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

10.           Notices

Each notice relating to this Agreement shall be in writing and delivered in person or by first class mail; postage prepaid, to the address as hereinafter provided.  Each notice shall be deemed to have been given on the date it is received.  Each notice to the Company shall be addressed to it at its offices set forth above.  Each notice to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee’s last known address.

11.           Restrictions on Issuing Shares

The exercise of the Option shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon such exercise upon any securities exchange or under any national, state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, such exercise in the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

The Company will require an additional payment equal to all applicable withholding taxes which may be imposed on the difference between the purchase price of shares issuable upon exercise of an option and the fair market value of such shares as of the exercise date (which sum shall be paid in due course by the Company to the applicable agencies as income taxes withheld on income resulting from the exercise of the Option).

12.           Incorporation of Plan

Notwithstanding the terms and conditions herein, this Agreement shall be subject to and governed by all the terms and conditions of the Plan.  In the event of any discrepancy or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall control.

13.           Continuance of Employment

The granting of the Option is in consideration of the Optionee’s continuing employment or engagement by the Company, provided, however, nothing in this Agreement shall confer upon the

Optionee the right to continue in the service of the Company or affect the right of the Company to terminate the Optionee’s service at any time in the sole discretion of the Company, with or without cause.  Optionee further acknowledges and agrees that in the event that Optionee ceases to be employed or engaged by the Company, the unvested portion of his Options shall  not vest and shall not become exercisable.

14.           Interpretation

The interpretation and construction of any terms or conditions of the Plan, or of this Agreement or other matters related to the Plan by the Stock Option Committee shall be final and conclusive.

15.           Enforceability

This Agreement shall be binding upon the Optionee, his estate, his personal representatives and beneficiaries.

16.           Governing Law

This Agreement shall be governed by and construed under the laws of the State of Israel.

17.           Failure to Enforce a Waiver

The failure of any party to enforce at any time any provisions of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

18.           Taxes

(a)           Any tax consequences arising from the grant or exercise of the Option, from the payment for the Option Shares covered thereby or from any other event or act (of the Company or the Optionee) hereunder, shall be borne solely by the Optionee.  Furthermore, the Optionee hereby agrees and undertakes to indemnify the Company and the Escrow Agent and hold them harmless against and from any and all liability for any such tax or interest thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee.  Except as otherwise required by law, the Company shall not be obligated to exercise any Options on behalf of an Optionee until all tax consequences arising from the exercise of such Options are resolved in a manner reasonably acceptable to the Company.  The Company may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Options granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount then or thereafter payable to an Optionee, and/or (ii) requiring an Optionee to pay to the Company the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any shares.

(b)              The receipt of these Options and the acquisition of the shares to be issued upon the exercise of the Options may result in tax consequences.  Pursuant to the Ordinance and the Rules, the Optionee is entitled to postpone the payment of tax from the date of the issuance of shares to the date of the sale of such shares.

(c)               In the event that at the end of the Holding Period, the Optionee elects to have the Options and/or shares in the Company which were issued upon the exercise of the Options released from the Escrow Agent and delivered to the Optionee without selling such shares, the Optionee shall become liable to pay taxes immediately at the rate prescribed by law, and as set forth in the Ordinance and the Rules.

(d)              The description set forth in this Section 18 relating to the payment of tax does not purport to be a full and complete description of an Optionee’s tax obligations under the law.  The Optionee is advised to consult with a tax advisor with respect to the tax consequences of receiving or exercising the Options.

By the signature of the Optionee below, Optionee agrees and acknowledges that:

(A)                                                           the Options are granted under and governed by (i) this Option Agreement, (ii) the Sub-Plan For Israeli Employees in Connection with Section 102 of the Israeli Tax Ordinance From and After January 1, 2003, a copy of which has been provided to Optionee or made available for his review, (iii) Section 102(b)(2) of the Income Tax Ordinance (New Version) - 1961 and the Rules promulgated in connection therewith, and (iv) the Trust Agreement, a copy of which has been provided to Optionee or made available for his review;

(B)                                                             the Options will be issued to the Escrow Agent to hold on Optionee’s behalf, pursuant to the terms of the Ordinance, the Rules and the Trust Agreement; and

(C)                                                             he is familiar with the terms and provisions of Section 102 of the Ordinance, particularly the Capital Gains Track described in subsection (b)(2) thereof, and agrees that he will not require the Escrow Agent  to release the Options or Shares to him, or to sell the Options or Shares to a third party, during the Restricted Holding Period.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Optionee has hereunto set his hand all as of the day and year first above written.

POLYCOM, INC.	OPTIONEE:

By:
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